Exhibit 10.1

DESCRIPTION OF THE

SIRONA DENTAL SYSTEMS, INC.

EXECUTIVE BONUS PLAN

1.	Purpose. The purpose of the Executive Bonus Plan (the “Plan”) is to provide to senior executive officers selected by the Executive Compensation Committee of the Board of Directors of the Company (the “Committee”) cash bonus compensation that is (1) performance based and (2) competitive at target performance with the cash bonuses paid to similarly situated senior executives. The Plan replaces the cash bonus compensation component of total compensation used in prior years for the participants of the Plan, such as the Company’s EVA Plan or the cash bonuses paid pursuant to such participant’s employment agreement.

2.	Administration. The Plan is administered by the Committee. The Committee determines target Plan performance metrics based upon budgetary estimates of financial performance approved by the Board of Directors in the first quarter of each fiscal year. The Committee determines the target bonus amount (the “Target Bonus”) of each participant as a percentage of such participant’s base annual salary. The Committee also determines the percentage of Target Bonus payable to each participant at performance levels above and below target performance for each of the metrics described below on an annual basis. The Committee may amend the Plan from time to time, in its sole discretion

3.	Financial Performance Metrics. The financial performance metrics used to measure and reward performance under the Plan have two major components: a Revenue Metric and an Earnings Metric.

(a)	Revenue Metric. The Revenue Metric is the Company’s fiscal year revenue, as reported in its financials. The Revenue Metric is given a weighting of 25% in calculating each participant’s bonus. That means, in the event that the actual fiscal year Revenue Metric achieves target, each participant will receive 25% of his or her Target Bonus. Each participant will receive greater or less than the 25% of Target Bonus to the extent the Revenue Metric exceeds or is less than the revenue target. Participants may receive no more than twice their 25% (or a total 50%) of Target Bonus due to actual fiscal year revenue.

(b)	Earnings Metric. The Earnings Metric is given an overall weight of 75%. The Earnings Metric has two sub-components: an Adjusted Net Income Metric and an Adjusted EBITDA Metric. Each Earnings Metric sub-component is given a weight of 37.5% in calculating each participant’s bonus. That means that if target performance on each Earnings Metric sub-component is achieved, each participant will receive 37.5% + 37.5% or 75% of his or her Target Bonus.

(i)

The Adjusted Net Income Metric has been determined by the Committee to be fiscal year net income as reported by the Company, subject to certain adjustments and items determined by the Compensation Committee. If fiscal year adjusted net income achieves target, each participant will receive 37.5% of his or her Target Bonus. Each participant will receive greater or less than the 37.5% of Target Bonus to the extent the Adjusted Net Income Metric exceeds or is less than the adjusted net income target. Participants may receive no more than twice their 37.5% (or a total 75%) of Target Bonus due to actual fiscal year adjusted net income.

(ii)	The Adjusted EBITDA metric has been determined by the Committee to be fiscal year net income as reported by the Company, subject to certain adjustments and items determined by the Compensation Committee. If fiscal year adjusted EBITDA achieves target, each participant will receive 37.5% of his or her Target Bonus. Each participant will receive greater or less than the 37.5% of Target Bonus to the extent the Adjusted EBITDA Metric exceeds or is less than the adjusted EBITDA target. Participants may receive no more than twice their 37.5% (or a total 75%) of Target Bonus due to actual fiscal year adjusted EBITDA.

4.	Calculation of Bonus Award. The bonus awards for all participants in the Plan is calculated with the same method.

Fiscal year cash bonus = bonus earned due to actual fiscal year Revenue Metric performance + bonus earned due to actual fiscal year Adjusted Net Income Metric performance + bonus earned due to actual fiscal year Adjusted EBITDA Metric performance. There are no elements of individual performance considered in determining any award.

The Committee has determined for FY 2008 that the Target Bonus amounts set forth below for each participant will be used to calculate his or her actual FY 2008 bonus earned.

Participant	Target Bonus Amount
Jost Fischer	84% of annual base salary
Simone Blank	59% of annual base salary
Jeffrey Slovin	59% of annual base salary
Theo Haar	58% of annual base salary

5.	Termination of Employment or Change in Control. There are no payments to any person upon termination of employment (for any reason) or upon a change in control of the Company pursuant to the Plan, however, participants may be eligible for such payments under their employment or other agreements with the Company.

6.	Payment. The Committee shall determine whether the metrics have been achieved based upon the Company’s audited financial statements and payment shall be made to participants within 10 days thereafter.